Exhibit 10.4

MASTER DEFERRED ISSUANCE STOCK AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

This Master Deferred Issuance Stock Agreement for Non-Employee Directors (along with the Exhibit hereto, this “Agreement”) is entered into as of                                           , by and between Level 3 Communications, Inc., a Delaware corporation (the “Company”), and the individual whose name appears on the signature page to this Agreement (the “Director”), an “Employee” as defined in the Company’s Level 3 Communications, Inc. Stock Plan (as amended from time to time, the “Plan”).

The Company, pursuant to a grant of authority from the Compensation Committee of the Company’s Board of Directors (the “Committee”), may, from time to time, grant to the Director the opportunity to acquire a certain number of shares of its common stock, par value $.01 per share (the “Stock”), in consideration of the Director’s service as a member of the Company’s Board of Directors, pursuant to the Plan (an “Award”).

The parties agree as follows:

1.                                       Obligation to Issue Deferred Shares.  Subject to the terms and conditions of this Agreement, the Company, from time to time in its sole discretion, may grant Awards to the Director relating to a specified number of shares of Stock that, under certain circumstances and in accordance with the terms hereof, may result in the Director having the right to receive shares of Stock (the “Deferred Shares”).  Each Award will be evidenced by a Deferred Issuance Stock Award Letter (an “Award Letter”) in the form attached as Exhibit A hereto (or such other form, including electronic form, as approved by the Company), which sets forth the date of the Award (the “Award Date”), the number of Deferred Shares that are the subject of the Award, and the dates on which the Company will issue the Deferred Shares to the Director subject to the terms of this Agreement and any further terms that may be set forth in the applicable Award Letter (each such date, an “Issuance Date”).

2.                                       Acceleration of Issuance of Deferred Shares.  Notwithstanding Section 1, the Company will issue all unissued Deferred Shares to the Director (i) promptly after the death of the Director, or the Permanent Total Disability of the Director, or (ii) upon or following a Change in Control, as provided in Section 8.  In addition, the Company will issue all unissued Deferred Shares to the Director promptly after the date of the Employee’s Separation from Service (as defined below) on account of retirement in accordance with the Company’s retirement plan then in effect.  For purposes of this Agreement, “Permanent Total Disability” means that:  (i) the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of less than 12 months.  For purposes of this Agreement, “Separation from Service” shall mean a separation from service as defined in Treasury Regulation 1.409A-1(h)(1).

3.                                       Forfeiture of Right to Acquire Deferred Shares.  If the Director ceases to be a member of the Company’s Board of Directors (other than as a result of death, Permanent Total Disability or Separation from Service on account of retirement, in accordance with the

Company’s retirement plan then in effect), the Company no longer will be obligated to issue any unissued Deferred Shares to the Director, and the Director will forfeit any right to acquire any unissued Deferred Shares from the Company.

4.                                       Taxes; Withholding.  (a) As of the date of this Agreement, the Director is not subject to Withholding Taxes (as defined below).  Notwithstanding anything contained herein to the contrary, other than Section 8 and Section 9, the Company will not be obligated to issue the Deferred Shares unless the Director has paid (in cash or by certified or cashier’s check) to the Company all withholding taxes required as of date after the date of this Agreement to be collected by the Company under Federal, State, local or foreign law as a result of the issuance of the Deferred Shares (“Withholding Taxes”); provided, however, that if the Withholding Taxes are not paid within thirty (30) days following the date on which the Director is entitled to receive the Deferred Shares, the Director shall forfeit such Deferred Shares.

5.                                       Share Certificates.  Share certificates for Deferred Shares will not be issued.  Upon issuance, Deferred Shares will be deposited into an account for the Director that is established by the Company.

6.                                       Non-Transferability of Right to Receive Deferred Shares.  Unless specifically permitted by the Committee, the Director may not transfer, assign, pledge or hypothecate the right to receive the Deferred Shares, and the right to receive the Deferred Shares may not be transferred or assigned by operation of law, or be subject to execution, attachment or similar process other than by will or the laws of descent and distribution.

7.                                       Changes in Capital Structure.  The number of Deferred Shares subject to this Agreement is subject to adjustment pursuant to Section 10.1 of the Plan upon the occurrence of the events described in that Section.

8.                                       Change in Control.  Notwithstanding Section 1, upon a Change in Control of the Company that also qualifies as a “change in control event” as defined in Treasury Regulation 1.409A-3(i)(5)(i) (a “409A Change in Control”), the Company will, in its sole discretion, either (a) issue all unissued Deferred Shares to the Director in accordance with Section 10.2 of the Plan or (b) pay the Director in a combination of cash and stock the value of the Deferred Shares in accordance with Section 10.2 of the Plan.

9.                                       Costs.  The Company will pay all original issue and transfer taxes with respect to, and all other costs, fees and expenses incurred by the Company in connection with, the issuance of Deferred Shares.  Upon issuance, the Director shall be responsible for all brokerage expenses associated with the permitted sale of any Deferred Shares.

10.                                 Applicable Law.  No Deferred Shares will be issued and delivered unless and until, in the opinion of legal counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur any liability under any federal, state or other legal requirement, including applicable securities laws.

11.                                 The Plan.  This Agreement is subject to, and the Director agrees to be bound by, all of the terms and conditions of the Plan.  The Director acknowledges that the Plan may be amended from time to time, and that under the Plan, the Committee has conclusive authority to interpret and construe the Plan and this Agreement and is authorized to adopt rules for carrying out the Plan.  In the event of any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan, the provisions of the Plan will govern and prevail.  No amendment to or interpretation of the Plan, however, may deprive the Director of any of his or her rights under this Agreement.

12.                                 Miscellaneous.  (a) The Director will not have any interest in, or any dividend, voting or other rights of a stockholder with respect to, the Deferred Shares until the Deferred Shares are issued in accordance with this Agreement.

(b)                                 Any notice to be given to the Company must be in writing addressed to the Company in care of the Administrator, at its principal office, and any notice to be given to the Director must be in writing addressed to the Director at the address for the Director in the records of the Company or by email or other electronic means using a system maintained by the Company.  Any such notice will be deemed duly given when delivered by hand, deposited in the United States mail, registered or certified mail or transmitted electronically without a notice of failed delivery.

(c)                                  This Agreement must be construed in accordance with the laws of the State of Colorado, other than choice of law rules thereof calling for the application of laws of another jurisdiction.

(d)                                 Terms used but not defined in this Agreement have the meanings ascribed to them under the Plan.

(e)                                  Although any information sent to or made available to the Director concerning the Plan and this Award is intended to be an accurate summary of the terms and conditions of the Award, this Agreement and the Plan are the authoritative documents governing the Award and any inconsistency between the Agreement and the Plan, on one hand, and any other summary information, on the other hand, shall be resolved in favor of the Agreement and the Plan.

(g)                                 Notwithstanding anything herein to the contrary, this Agreement may be amended by the Committee from time to time without the consent of the Director to the extent the Committee deems it appropriate to cause this Agreement and/or each Award hereunder to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including the distribution requirements thereunder) or be exempt from Section 409A and/or the tax penalty under Section 409A(a)(1)(B).  The Company will provide to the Director a notice of any amendments made to this Agreement pursuant to this subsection.

[Signature page follows]

IN WITNESS WHEREOF,  this Agreement is entered into by the Director and by the Company as of the date first above written.

LEVEL 3 COMMUNICATIONS, INC.

By:
Title:

DIRECTOR

Name:

EXHIBIT A

LEVEL 3 COMMUNICATIONS, INC.

DEFERRED ISSUANCE STOCK AWARD LETTER

This Deferred Issuance Stock Award Letter (the “Award”) when taken together with the Master Deferred Issuance Stock Agreement for Non-Employee Directors (“Master Agreement”) constitutes an award to the individual whose name appears on the signature line below (“Director”) of Deferred Shares with respect to the shares of common stock of Level 3 Communications, Inc. (the “Common Stock”) under the Level 3 Communications, Inc. Stock Plan (as amended from time to time).

The terms and conditions of this Award are set forth below and in the Master Agreement, the provisions of which are incorporated herein by reference.

A.                                   The date of this Award is                      (the “Award Date”).

B.                                     The number of Deferred Shares with respect to which this Deferred Issuance Award Letter relates is                     .

C.                                     The Issuance Date(s) for the Deferred Shares are as follows:

D.                                    The following are conditions to the occurrence of the Issuance Date(s):

LEVEL 3 COMMUNICATIONS, INC.

BY:
ITS:

EMPLOYEE: